Exhibit 99.3

Teledyne Technologies Incorporated and e2v technologies plc. Unaudited Pro Forma Condensed Combined Financial Statements
On March 28, 2017, Teledyne Technologies Incorporated (“Teledyne”) completed the acquisition of e2v technologies plc (“e2v”) by means of a court approved scheme of arrangement. Principally located in Chelmsford, United Kingdom and Grenoble, France, e2v had sales of approximately £236 million for its fiscal year ended March 31, 2016.
e2v provides high performance image sensors and custom camera solutions and application specific standard products for the machine vision market. In addition, e2v provides high performance space qualified imaging sensors and arrays for space science and astronomy. e2v also produces components and subsystems that deliver high reliability radio frequency power generation for healthcare, industrial and defense applications. Finally, e2v provides high reliability semiconductors and board-level solutions for use in aerospace, space and communications applications. Teledyne funded the acquisition of e2v with borrowings under its credit facility and cash on hand as well as $100.0 million in a newly issued term loan.
The following unaudited pro forma condensed combined statements of income give effect to the acquisition of e2v as if it occurred at the beginning of Teledyne’s 2016 fiscal year ended January 1, 2017. The unaudited pro forma condensed combined statements of income combine the historical statement of operations of Teledyne for the 2016 fiscal year ended January 1, 2017 and the historical statement of operations of e2v’s for the 12-month period ended September 30, 2016, giving effect to the acquisition as if it occurred at the beginning of the fiscal year, reflecting only pro forma adjustments directly attributable, factually supportable and expected to have a continuing impact on the combined results.
The following unaudited proforma condensed combined balance sheets give effect to the acquisition of e2v as if it occurred at the end of Teledyne’s 2016 fiscal year on January 1, 2017. The unaudited proforma condensed consolidated balance sheet combine the historical balance sheet of Teledyne as of January 1, 2017 and the historical balance sheet of e2v as of September 30, 2016, giving effect to the acquisition as if it occurred at the end of Teledyne’s 2016 fiscal year, reflecting only proforma adjustments directly attributable and factually supportable on the combined balance sheets.
These unaudited pro forma condensed combined statements of income and balance sheets are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed dates, or which may be realized in the future. To produce the pro forma financial information, Teledyne allocated the purchase price using its best estimates of fair value. In addition, the unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to be a projection of future results and does not reflect any potential operating efficiencies or cost savings that might be achievable. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated.
The unaudited pro forma financial information was prepared using the acquisition method of accounting. Accordingly, Teledyne’s cost to acquire e2v has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the completion of the acquisition. The differences between the fair value of the consideration paid and the estimated fair value of the assets and liabilities acquired has been recorded as goodwill. The amounts allocated to acquired assets and liabilities in the attached unaudited pro forma financial information is dependent upon certain intangible asset valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments and related intangible asset amortization reflected in the following unaudited pro forma condensed combined statements of income are preliminary and have been made solely for the purpose of preparing these unaudited pro forma condensed combined statements of income.

As noted above, the purchase price allocation is preliminary, however the following amounts reflect the estimated fair values of the assets acquired and liabilities assumed for the e2v acquisition at the acquisition date (in millions):

As of March 28, 2017
Current assets	$149.8
Property, plant and equipment	104.9
Goodwill	472.9
Acquired intangible assets	175.8
Other long-term assets	11.2
Total assets acquired	914.6
Current liabilities	(78.5)
Long-term liabilities	(95.5)
Total Liabilities assumed	(174.0)
Cash paid, net of cash acquired	$740.6

e2v Corporation
12-month period ended September 30, 2016(a)
(in millions)

	e2v as reported	Adjustments to conform to Teledyne’s presentation (b)	e2v	U.S. GAAP adjustment (c)	Adjusted	As adjusted 1.412 U.S. $ to 1.0 GBP (d)
			(£)	(£)	(£)	(US$)
Sales	£229.7	£—	£229.7	£(0.1)	£229.6	$324.2
Costs and Expenses
Cost of sales	137.8	(1.9)	135.9	—	135.9	191.9
Selling, general and administrative expenses	59.5	(2.0)	57.5	(0.6)	56.9	80.3
Total costs and expenses	197.3	(3.9)	193.4	(0.6)	192.8	272.2
Income before other income and income taxes	32.4	3.9	36.3	0.5	36.8	52.0
Interest and debt expense, net	(1.3)	—	(1.3)	—	(1.3)	(1.9)
Other income/(expense), net	—	(3.9)	(3.9)	—	(3.9)	(5.5)
Income from operations before income taxes	31.1	—	31.1	0.5	31.6	44.6
Provision for income taxes	7.3	—	7.3	0.1	7.4	10.4
Net income	£23.8	£—	£23.8	£0.4	£24.2	$34.2

(a)	Based on the six-month period ended September 30, 2016 plus the 12-month period ended March 31, 2016 excluding the six-month period ended September 30, 2015.

(b)
In order to conform e2v's income statement to Teledyne's presentation, several reclassifications were necessary. To reclassify £1.9 million from cost of sales and £3.2 million from selling, general and administrative expense to other income/(expense), net related to foreign exchange losses and to reclassify a £1.2 million asset gain from selling, general and administrative expense to other income/(expense),net.

(c)	Primarily to expense £0.6 million in research and development spending which are expensed as incurred under U.S. GAAP. This amount was capitalized under IFRS requirements.

(d)	At the average exchange rate for the 12-month period ending September 30, 2016.

e2v Technologies plc
At September 30, 2016
(in millions)

	e2v as reported	Adjustments to conform to Teledyne’s presentation (a)	e2v	U.S. GAAP adjustments(b)	Adjusted	As adjusted at 1.2968 U.S. $ to 1.0 GBP (c)
	(£)	(£)	(£)	(£)	(£)	(US$)
Assets
Cash and cash equivalents	23.5	—	£23.5	£—	£23.5	$30.5
Accounts receivable, net	47.1	(8.1)	39.0	(1.6)	37.4	48.5
Inventories, net	63.0	—	63.0	—	63.0	81.7
Deferred income taxes, net	—	—	—	2.6	2.6	3.4
Prepaid expenses, income taxes and other current assets	0.9	8.1	9.0	—	9.0	11.6
Total current assets	134.5	—	134.5	1.0	135.5	175.7
Property, plant and equipment	47.4	4.8	52.2	—	52.2	67.7
Deferred income taxes, net	10.9	—	10.9	(2.2)	8.7	11.3
Goodwill	120.3	(25.1)	95.2	—	95.2	123.5
Acquired intangibles, net	—	18.3	18.3	—	18.3	23.7
Other assets, net	—	2.0	2.0	(0.7)	1.3	1.7
Total Assets	£313.1	£—	£313.1	£(1.9)	£311.2	$403.6

Liabilities and Stockholders' Equity
Accounts payable	£39.7	£(20.6)	£19.1	£—	£19.1	$24.8
Accrued liabilities	7.4	20.6	28.0	—	28.0	36.3
Income tax payable	1.0	—	1.0	—	1.0	1.3
Current portion of long-term debt	2.3	—	2.3	—	2.3	3.0
Total current liabilities	50.4	—	50.4	—	50.4	65.4
Long-term debt	38.8	—	38.8	—	38.8	50.3
Other long-term liabilities	14.9	—	14.9	—	14.9	19.3
Total liabilities	104.1	—	104.1	—	104.1	135.0
Stockholders' equity
Share Capital	11.0	—	11.0	—	11.0	14.3
Additional paid-in capital	44.8	—	44.8	—	44.8	58.1
Retained earnings	97.2	—	97.2	(1.9)	95.3	123.6
Treasury stock	(3.1)	—	(3.1)		(3.1)	(4.0)
Accumulated other comprehensive loss	59.1	—	59.1	—	59.1	76.6
Total Stockholders' Equity	209.0	—	209.0	(1.9)	207.1	268.6
Total Liabilities and Stockholders' Equity	£313.1	£—	£313.1	£(1.9)	£311.2	$403.6

(a)
In order to conform e2v's balance sheet to Teledyne's presentation, several reclassifications were necessary. To reclassify £4.8 million of capitalized software from other assets to property, plant and equipment. To reclassify £8.1 million in non-trade accounts receivable to other current assets. To reclassify £18.3 million in acquired intangible assets and £6.8 million in other assets from goodwill. To reclassify £20.6 million in accrued liabilities from accounts payable.

(b)
This column will adjust for differences between IFRS reporting standards and U.S. GAAP. To remove £1.6 million in accrued income not allowed under U.S. GAAP. To reclassify £2.6 million to short term deferred income taxes from long-term deferred income taxes. Deferred income taxes were also reduced by £0.4 million related to the £1.6 million accrued income adjustment. To remove £0.7 million of research and development capitalized under IFRS. The net difference of the adjustments impacted retained earnings.

(c)	At the September 30, 2016 exchange rate.

Teledyne Technologies Incorporated
Unaudited Pro Forma Condensed Combined Statements of
Income for the Fiscal Year Ended January 1, 2017
(in millions, except per share amounts)

	Teledyne Technologies	e2v - US GAAP	Pro forma Adjustments		Pro forma Combined
Sales	$2,149.9	$324.2	$—		$2,474.1
Costs and Expenses
Cost of sales	1,318.0	191.9	8.8	(a)	1,518.7
Selling, general and administrative expenses	578.1	80.3	16.8	(b)	675.2
Total costs and expenses	1,896.1	272.2	25.6		2,193.9
Income before other income and expense and income taxes	253.8	52.0	(25.6)		280.2
Interest and debt expense, net	(23.2)	(1.9)	(9.6)	(c)	(34.7)
Other income (expense), net	10.7	(5.5)	—		5.2
Income before income taxes	241.3	44.6	(35.2)		250.7
Provision for income taxes	50.4	10.4	(11.5)	(d)	49.3
Net income	$190.9	$34.2	$(23.7)		$201.4

Basic earnings per share
Weighted average common shares outstanding	34.6				34.6

Basic earnings per share	$5.52				$5.82

Diluted earnings per share
Weighted average common shares outstanding	34.6				34.6
Diluted effect of contingently issuable shares	0.9				0.9
Weighted average common shares outstanding	35.5				35.5

Diluted earnings per common share	$5.37				$5.67
a) To record estimated increase in depreciation expense of $2.3 million due to the increase in estimated fair value for fixed assets acquired in the acquisition and the amortization of the inventory step-up of $6.5 million. The fair value of buildings were increased by $19.4 million and are depreciated over a remaining period of up to 20 years. Equipment and software was increased by $5.5 million and is being depreciated over a remaining period of up to 5 years. Also, inventory was increased by $6.5 million to fair value and is being amortized over 9 months.
b) To record estimated amortization expense of $16.8 million on $175.8 million in intangible assets acquired in the acquisition. The Company is in the process of specifically identifying the amount to be assigned to intangible assets for the e2v acquisition and has made a preliminary estimate as of the date of this Form 8-K/A. The Company has assigned values to customer relationships, patents/technology and backlog on a preliminary basis and used an average amortization period of 8 months for backlog and 8 to 12 years for customer relationships and patents/technology.
c) To record estimated interest expense on the net acquisition debt of $688.0 million at the then current incremental interest rate of 1.4% in effect at the time of the acquisition.
d) To record an incremental 32.6% benefit for income taxes on the proforma adjustments based on blended statutory income tax rates.

Teledyne Technologies Incorporated
Unaudited Pro Forma Condensed Combined Balance Sheets
For the Fiscal Year Ended January 1, 2017
(in millions of U.S. dollars)

	Teledyne Technologies	e2v-US GAAP	Pro forma adjustments (a)	Pro forma combined
	(US$)	(US$)	(US$)	(US$)
Assets
Cash and cash equivalents	$98.6	$30.5	$(73.4)	55.7
Accounts receivable, net	383.7	48.5	—	432.2
Inventories, net	314.2	81.7	6.5	402.4
Deferred income taxes, net (future tax asset)	—	3.4	—	3.4
Prepaid expenses, income taxes and other current assets	49.7	11.6	—	61.3
Total current assets	846.2	175.7	(66.9)	955.0
Property, plant and equipment	340.8	67.7	44.2	452.7
Deferred income taxes, net	—	11.3	—	11.3
Goodwill	1,193.5	123.5	349.4	1,666.4
Acquired intangibles, net	234.6	23.7	152.1	410.4
Other assets, net	159.3	1.7	—	161.0
Total Assets	$2,774.4	$403.6	$478.8	$3,656.8

Liabilities and Stockholders' Equity
Accounts payable	$138.8	$24.8	$—	$163.6
Accrued liabilities	261.0	36.3	—	297.3
Income tax payable	—	1.3	—	1.3
Current portion of long-term debt, capital leases and other debt	102.0	3.0	—	105.0
Total current liabilities	501.8	65.4	—	567.2
Long-term debt	515.8	50.3	688.0	1,254.1
Other long-term liabilities	202.4	19.3	59.4	281.1
Total liabilities	1,220.0	135.0	747.4	2,102.4
Stockholders' equity
Common Stock	0.4	14.3	(14.3)	0.4
Additional paid-in capital	335.7	58.1	(58.1)	335.7
Retained earnings	1,912.4	123.6	(123.6)	1,912.4
Treasury Stock	(242.9)	(4.0)	4.0	(242.9)
Accumulated other comprehensive loss	(451.2)	76.6	(76.6)	(451.2)
Total Stockholders' Equity	1,554.4	268.6	(268.6)	1,554.4
Total Liabilities and Stockholders' Equity	$2,774.4	$403.6	$478.8	$3,656.8

a) The proforma balance sheet includes the purchase price allocation and the creation of goodwill associated with the allocation of the purchase price to the fair value of the net assets and liabilities of e2v. The proforma adjustments also reflect the use of available cash to satisfy part of the purchase price. Long term debt has been increased to satisfy the remainder of the purchase price. Inventory was increased by $6.5 million; property plant and equipment was increased by $44.2 million which included land of $19.3 million; acquired intangible assets were increased to $175.8 million; related deferred taxes were recorded at $59.4 million; e2v's equity accounts were eliminated.